Financial Statements

(A Development Stage Company)
December 31, 2010, 2009 and 2008

Index

Report of Independent Auditors
Balance Sheets
Statements of Operations, Comprehensive Income (Loss) and Deficit
Statements of Cash Flows
Statements of Shareholders’ Equity
Notes to the Financial Statements

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Canadian Zinc Corporation

We have audited the accompanying financial statements of Canadian Zinc Corporation, which comprise the balance sheets as at December 31, 2010 and 2009, and the statements of operations, comprehensive income (loss) and deficit, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Canadian Zinc Corporation as at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010 in accordance with Canadian generally accepted accounting principles.

Other matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Canadian Zinc Corporation’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2011 expressed an unqualified opinion on Canadian Zinc Corporation’s internal control over financial reporting.

Vancouver, Canada	ERNST & YOUNG LLP
March 16, 2011	Chartered Accountants

Independent Auditors’ Report on Internal Controls under Standards of the Public Company Accounting Oversight Board (United States)

To the Shareholders of
Canadian Zinc Corporation

We have audited Canadian Zinc Corporation’s [the “Company”] internal control over financial reporting as at December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission [the “COSO criteria”]. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010 based on the COSO criteria.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the balance sheets as at December 31, 2010 and 2009 and the statements of operations, comprehensive income (loss) and deficit, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 of the Company and our report dated March 16, 2011 expressed an unqualified opinion thereon.

Vancouver, Canada	ERNST & YOUNG LLP
March 16, 2011	Chartered Accountants

CANADIAN ZINC CORPORATION
(a development stage company)
Balance Sheets
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars)	December 31, 2010	December 31, 2009
	$	$
ASSETS
Current
Cash and cash equivalents (Note 4)	4,464	5,197
Short-term investments (Note 5)	2,900	2,246
Marketable securities (Note 6)	39,400	15,382
Other receivables and prepaid expenses	135	52

Total Current Assets	46,899	22,877
Other long-term assets (Note 8)	525	525
Restricted cash (Note 9)	214	214
Resource interests (Note 10)	5,053	5,053
Plant and equipment (Note 12)	772	483

Total Assets	53,463	29,152

LIABILITIES
Current
Accounts payable	16	189
Accrued liabilities	226	212

Total Current Liabilities	242	401

Asset retirement obligation (Note 13)	1,300	1,238

Total Liabilities	1,542	1,639
Commitments (Notes 10 and 21)

SHAREHOLDERS' EQUITY

Share capital (Note 14)	70,591	65,583

Contributed surplus (Note 15)	9,661	8,668
Accumulated other comprehensive income	-	-
Deficit	(28,331)	(46,738)

Total Shareholders’ Equity	51,921	27,513

Total Liabilities and Shareholders’ Equity	53,463	29,152
Subsequent events (Note 22)

Approved by the Board of Directors:

“John F. Kearney”	“Brian A. Atkins, CA”
Director	Director

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Operations, Comprehensive Income (Loss) and Deficit
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars except share and per share amounts)	Year ended December 31,
	$2010	$2009	$2008
Income Investment Income	48	242	899

Mineral exploration and development costs (Note 11)	4,181	2,260	3,426
Expenses
Depreciation	23	23	21
Listing and regulatory fees	57	69	48
Management and directors fees	660	623	566
Office and general	407	359	360
Professional fees	271	380	220
Project evaluation	46	120	21
Shareholder and investor communications	278	177	230
Stock based compensation (Note 15)	1,015	288	205
	2,757	2,039	1,671
Other income (expenses)
Foreign exchange (loss) gain	(44)	(260)	8
American Eagle Option (Note 7)	-	(2,396)	-
Gain (loss) on marketable securities (Note 6)	25,341	6,102	(38)
	25,297	3,446	(30)

Net income (loss) for the year	18,407	(611)	(4,228)

Other comprehensive income (loss)	-	-	-

Comprehensive income (loss)	18,407	(611)	(4,228)

Deficit, beginning of year	(46,738)	(46,127)	(41,899)

Net income (loss)	18,407	(611)	(4,228)

Deficit, end of year	(28,331)	(46,738)	(46,127)

Income (loss) per share - basic and diluted	0.15	(0.005)	(0.04)
Weighted average number of shares outstanding

Basic	122,561,368	118,915,812	120,440,062
Dilutive effect of stock options and warrants	2,162,940	-	-
Diluted	124,724,308	118,915,812	120,440,062

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Cash Flows
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars)	Year ended December 31,
	$2010	$2009	$2008

Operating Activities
Net income (loss) for the year	18,407	(611)	(4,228)
Reclamation expenditures	(19)	(93)	(286)
Adjustment for items not involving cash:
- Accretion and depreciation	235	276	281
- Future income taxes	-	-	-
- (Gain) loss on marketable securities (Note 6)	(25,341)	(6,102)	38
- Unrealized foreign exchange	44	64	-
- American Eagle Option	-	1,811	-
- Stock based compensation	1,015	288	205
Change in non-cash working capital items:
- other receivables and prepaid expenses	(83)	44	76
- accounts payable and accrued liabilities	(197)	(17)	(836)
	(5,939	(4,340)	(4,750)

Financing Activities
Capital stock issued and subscribed	5,000	-	-
Issuance costs	(465
Capital stock issued on exercise of stock options	277	-	-
Capital stock issued on exercise of warrants	212	-	340
Capital stock repurchased	-	(12)	(378)
	5,024	(12)	(38)

Investing Activities
Short-term investments	(654)	9,477	9,772
Marketable securities sold	1,323	6,100	-
Marketable securities purchased	-	(13,356)	(1,962)
American Eagle Option	-	(1,811)	-
Restricted cash	-	-	(214)
Other long-term assets	-	-	(100)
Plant and equipment	(443)	(22)	(402)
	226	388	7,094

Impact of exchange rate changes on cash and cash equivalents	(44)	(64)	-

(Decrease) increase in cash and cash equivalents	(733)	(4,028)	2,306

Cash and cash equivalents, beginning of year	5,197	9,225	6,919

Cash and cash equivalents, end of year	4,464	5,197	9,225

Supplemental Information:
Interest paid	-	-	-
Income taxes paid	-	-	-

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Shareholders’ Equity
(Prepared in accordance with Canadian generally accepted accounting principles)

(in thousands of Canadian dollars except for share amounts)	Common shares			Contributed
	Shares	Amount		Surplus	Deficit	Total

Balance, December 31, 2006	107,590,212	$59,365		$6,479	$(32,416)	$33,428
Exercise of options at $0.23 per share	450,000	131		(27)	-	104
Future income tax effect of flow-through shares	-	(2,487)		-	-	(2,487)
Exercise of options at $0.89 per share	100,000	153		(64)	-	89
Exercise of warrants between $0.72 and $0.93 per share	302,738	394		(174)	-	220
Issue of shares at $0.85 per unit	11,765,000	9,766		-	-	9,766
Share purchase warrants	-	(1,366)		1,366	-	-
Exercise of warrants at $0.72 per share	6,012	8		(3)	-	5
Stock-based compensation	-	-		267	-	267
Net loss for the year	-	-		-	(9,483)	(9,483)
Balance, December 31, 2007	120,213,962	$65,964		$7,844	$(41,899)	$31,909
Exercise of warrants at $0.72 per share	471,101	613		(273)	-	340
Shares cancelled under normal course issuer bid	(1,716,000)	(956)		578	-	(378)
Stock-based compensation	-	-		205	-	205
Net loss for the year	-	-		-	(4,228)	(4,228)
Balance, December 31, 2008	118,969,063	$65,621		$8,354	$(46,127)	$27,848
Shares cancelled under normal course issuer bid	(68,500)	(38)		26	-	(12)
Stock-based compensation	-	-		288	-	288
Net loss for the year	-	-		-	(611)	(611)
Balance, December 31, 2009	118,900,563	$65,583		$8,668	$(46,738)	$27,513
Issue of shares between $0.40 and $0.70 per share	9,821,429	4,497		-	-	4,497
Share purchase warrants	-	(195)		195	-	-
Exercise of options between $0.23 and $0.45 per share	1,196,250	397	5	(120)	-	277
Exercise of warrants at $0.40 per share	530,250	309		(97)	-	212
Stock-based compensation	-	-		1,015	-	1,015
Net income for the year	-	-		-	18,407	18,407
Balance, December 31, 2010	130,448,492	$70,591		$9,661	$(28,331)	51,921

See accompanying notes to the financial statements.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

1.           Nature of Operations

The Company is primarily engaged in the exploration, development and permitting of its Prairie Creek property.  The Company is considered to be in the exploration and development stage given that its Prairie Creek property is not yet in production and, to date, has not earned any significant revenues.  The recoverability of amounts shown for resource interests is dependent on the existence of economically recoverable reserves, obtaining the necessary permits to operate a mine, obtaining the financing to complete development and future profitable production (see Note 10).

These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business.  Management has carried out an assessment of the going concern assumption and has concluded that the Company has sufficient cash and cash equivalents, short-term investments and marketable securities (as well as no debt obligations outside of normal course accounts payable and accrued liabilities) to continue operating at current levels for the ensuing twelve months.  Accordingly, these financial statements do not reflect the adjustments to the carrying value of assets and liabilities, or the impact on the statement of operations and balance sheet classifications that would be necessary were the going concern assumption not appropriate.

However, at such time that the Company receives its operating permits for the Prairie Creek Mine (which is not a certain event), it will require significant additional financing to place the mine into operation.  There is no guarantee that the Company will be able to obtain such financing to complete the development of the Prairie Creek Mine.

2.	Significant Accounting Policies

These financial statements have been prepared in accordance with Canadian GAAP.  These accounting principles conform in all material respects to U.S. GAAP, except as disclosed in Note 20.

(a)	Measurement Uncertainty

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant accounts that require estimates as the basis for determining the stated amounts include resource interests, plant and equipment, asset retirement obligation, future income taxes and stock-based compensation.

Depreciation and depletion of resource interests and plant and equipment assets are dependent upon estimates of useful lives and resource estimates, both of which are determined with the exercise of judgment.  The assessment of any impairment of resource interests or plant and equipment is dependent upon estimates of fair value that take into account factors such as resources, economic and market conditions and the useful lives of assets.  Asset retirement obligations are recognized in the period in which they arise and are stated at the fair value of estimated future costs.  These estimates require extensive judgment about the nature, cost and timing of the work to be completed, and may change with future changes to costs, environmental laws and regulations and remediation practices.  Stock-based compensation expense is calculated using the Black-Scholes valuation model which requires significant judgment as to considerations such as stock option lives and stock volatility.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.	Significant Accounting Policies (continued)

(b)	Financial Instruments

Financial assets and liabilities are recognized on the balance sheet when the Company becomes a party to the contractual provisions of the instrument.  Fair values are determined directly by reference to published price quotations in an active market.  The Company’s accounting policy for each category of financial instrument is summarized below:

Loans and receivables

Loans and receivables are initially recognized at fair value including direct and incremental transaction costs and are subsequently measured at amortized cost, using the effective interest method.  The Company has classified its other receivables as loans and receivables.

Held for trading

Financial assets and liabilities that are purchased and incurred with the intention of generating income in the near term are classified as held for trading.  Financial instruments included in this category are initially recognized at fair value and transaction costs are taken directly to net income (loss) along with gains and losses arising from changes in fair value.  Regular-way purchases and sales of financial assets are accounted for on the trade date.

The Company has designated its cash and cash equivalents, short-term investments, marketable securities and restricted cash as held for trading.

Held-to-maturity

Held-to-maturity investments are financial assets with fixed or determinable payments that the Company has the intention and ability to hold to maturity.  These are initially recognized at fair value including direct and incremental transaction costs and are subsequently valued at amortized cost using the effective interest rate method.  The Company has no financial assets classified as held-to-maturity.

Available-for-sale

Available-for-sale assets are financial assets that are designated as available-for-sale and are not categorized into any other categories as described above.  These assets are initially recognized at fair value including direct and incremental transaction costs and are subsequently held at fair value with gains and losses arising from changes in fair value included in other comprehensive income until ultimate sale when the cumulative gain or loss is transferred to net income.  The Company had no financial assets designated as available-for-sale.

Other liabilities

If not classified as held for trading, financial liabilities are classified as other liabilities.  After initial measurement at fair value, other liabilities are measured at amortized cost using the effective interest rate method.  Gains or losses are recognized in net income (loss) in the period when the liability is derecognized.  The Company has classified its accounts payable and accrued liabilities as other liabilities.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

(d)	Short-term Investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Contracts (“GIC’s”) are investments with maturities of more than three months and less than one year when purchased.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.	Significant Accounting Policies (continued)

(e)	Marketable Securities

Marketable securities are recorded at their fair market value on the date of acquisition and are classified as held for trading.  The carrying value of the securities is adjusted at each subsequent balance sheet date to the then fair value (based upon the market price and the Bank of Canada quoted exchange rate if applicable) with the resulting unrealized gains or losses included in earnings for the period.  Transaction costs relating to the purchase of marketable securities are expensed directly to net income (loss).

(f)	Foreign Currency Transactions

Foreign currency transactions are translated at the rate in effect when the transactions occur.  Monetary assets and liabilities denominated in a foreign currency (if any) are translated at the rate in effect at the balance sheet date.

(g)	Plant and Equipment

Plant and equipment is recorded at cost, net of accumulated depreciation.  Depreciation is provided on a declining-balance basis at the following annual rates:

Mining equipment and pilot plant	30%
Furniture, fixtures and equipment	20%

Leasehold improvements are recorded at cost, net of accumulated amortization.  Amortization on leasehold improvements is provided on a straight-line basis over the life of the lease.

(h)	Resource Interests

Resource interests include acquired mineral use rights for mineral property held by the Company. The amount of consideration paid (in cash or share value) for resource interests is capitalized, along with the cost of any site infrastructure (such as the plant and mill) acquired.  The amounts shown for resource interests represent costs of acquisition incurred to date, less recoveries, and do not necessarily reflect present or future values.  These costs will be amortized against revenue from future production or written off if the resource interest is abandoned or sold.  The cost of resource interests also includes the cost of estimated asset retirement obligations (less accumulated amortization)

Depletion of costs capitalized on projects put into commercial production will be recorded using the unit-of-production method based upon estimated proven and probable reserves.

The carrying values of resource interests are reviewed by management at least annually to determine if they have become impaired.  If impairment is determined to exist, the resource interest will be written down to its net recoverable value.

Ownership in resource interests involves certain inherent risks, including geological, metal prices, operating costs, and permitting risks.  Many of these risks are outside the Company’s control.

The ultimate recoverability of the amounts capitalized for the resource interests is dependent upon the delineation of economically recoverable ore reserves, obtaining the necessary financing to complete their development, obtaining the necessary permits to operate a mine, and realizing profitable production or proceeds from the disposition thereof.  Management’s estimates of recoverability of the Company’s investment in its Prairie Creek resource interests have been based on current and expected conditions.  However, it is possible that changes could occur which could adversely affect management’s estimates and may result in future write downs of resource interest carrying values.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.	Significant Accounting Policies (continued)

(i)	Exploration and Development Costs

Mineral exploration and development costs are expensed as incurred until such time as either mineral reserves are proven or permits to operate the mineral resource property are received and financing to complete development has been obtained.  Following confirmation of mineral reserves or receipt of permits to commence mining operations and obtaining necessary financing, development expenditures are capitalized as deferred development expenditures included within resource interests.

(j)	Property Option Agreements

Property Option payments are recorded as resource interest costs or recoveries when the payments are made or received, respectively.

(k)	Asset Retirement Obligations

Future obligations to retire an asset, including dismantling, remediation and ongoing treatment and monitoring of the site, are recognized and recorded as a liability at fair value at the time at which they are incurred or the event occurs giving rise to such an obligation.  The liability is increased (accreted) over time through periodic charges to net income (loss).  The corresponding asset retirement cost is capitalized as part of the asset’s carrying value, and is amortized over the asset’s estimated useful life.  The amount of the liability will be subject to reassessment at each reporting period.

The Company, where possible, has estimated asset retirement obligations based on current best practice.  These estimates, made by management of the Company, are subject to change as a result of changes in regulations, the extent of environmental remediation required, the means of reclamation, or cost estimates.  Changes in estimates are accounted for prospectively during the period the estimate is revised.

(l)	Long-lived Asset Impairment

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate the related carrying amounts may not be recoverable.  Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis are less than the carrying amount of the assets, including resource interests and plant and equipment.  An impairment loss, if any, is generally measured and recorded based on a discounted estimated future cash flows analysis.

(m)	Earnings (Loss) Per Common Share

Earnings (loss) per share calculations are based on the net income (loss) attributable to common shareholders for the period divided by the weighted average number of common shares issued and outstanding during the year.

Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents.  This method requires that the dilutive effect of outstanding options and warrants issued should be calculated using the treasury stock method.  This method assumes that all common share equivalents have been exercised at the beginning of the period (or at the time of issuance, if later), and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of common shares during the year.

As the Company incurred net losses in fiscal 2009 and 2008, the stock options and share purchase warrants as disclosed in Note 15 were not included in the computation of loss per share as such inclusion would be anti-dilutive.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

2.	Significant Accounting Policies (continued)

(n)	Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Future income tax assets and liabilities are recognized in the period for temporary differences between the tax and accounting bases of assets and liabilities as well as for the potential benefit of income tax losses and other deductions carried forward to future years.

Future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled.  The effect of a change in tax rates on future income tax assets and liabilities is recognized in operations in the period that includes the substantive enactment date.  The value of future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

(o)	Flow-through Shares

Canadian tax legislation permits a company to issue flow-through shares whereby the tax benefits arising from qualified resource expenditures can be renounced by the company and are claimed by the investors in such shares.  To recognize the foregone tax benefits to the Company, on the date that the renouncement is filed with the tax authorities, the carrying values of the shares issued is reduced by the tax effect of the tax benefits renounced.  In accordance with EIC-146, “Flow-through shares,” the Company records the future income tax assets that result from the renouncement of tax benefits as a recovery of future income tax expense.

(p)	Stock-based Compensation

The Company follows the fair value method of accounting for the stock option awards granted to employees, directors and consultants.  The fair value of stock options is determined by the Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility of the expected market price of the Company’s common shares and an expected life of the options.  The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock.  Stock-based compensation is amortized to earnings over the vesting period of the related option.

The Company uses graded or accelerated amortization which specifies that each vesting tranche must be accounted for as a separate arrangement with a unique fair value measurement. Each vesting tranche is subsequently amortized separately and in parallel from the grant date.

Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company’s stock options.

(q)	Revenue Recognition

Investment income on cash and cash equivalents and short-term investments is recognized as it is earned.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

3.           Accounting Changes

(a)	Section 1582, “Business Combinations”, Section 1601, “Consolidations” and Section 1602, “Non-controlling Interests”

On January 1, 2010, the Company adopted the recommendations included in Sections 1582, “Business Combinations,” 1601, “Consolidations” and 1602, “Non-controlling Interests” of the CICA Handbook.  These Sections replace Section 1581, “Business Combinations” and Section 1600, “Consolidated Financial Statements.”  Section 1582 applies to a transaction in which the acquirer obtains control of one or more businesses (as defined in the Section).  Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value.  A bargain purchase will result in the recognition of a gain.  Acquisition costs will be expensed.  Any non-controlling interest will be recognized as a separate component of shareholders’ equity and net income will be allocated between the controlling and non-controlling interests.  These new standards apply to fiscal years beginning on or after January 1, 2011 with early adoption permitted from the beginning of a fiscal year.  The Company elected to early adopt these new Sections with effect from January 1, 2010 to align its accounting policies with International Financial Reporting Standards (“IFRS”) in effect at that date.  The adoption of this Section has had no impact on the Company’s financial statements.

4.           Cash and Cash Equivalents

Cash and cash equivalents consist of cash and liquid investments which are readily convertible into cash with maturities of three months or less when purchased.  The Company’s cash and cash equivalents at December 31, 2010 consisted of cash of $2,126,000 and cash equivalents of $2,338,000 (2009 – cash of $5,174,000 and cash equivalents of $23,000).

5.           Short-term Investments

Short-term investments, which consist primarily of investments in Bankers Acceptances and Guaranteed Investment Certificates, are investments with maturities of more than three months and less than one year when purchased.  At December 31, 2010, short-term investments were valued at $2,900,000, earning investment income at a rate of 1.3% (2009 - $2,246,000, earning income at a rate of 0.5%).  The Company has designated its short-term investments as held for trading assets. Investment income and changes in market value on short-term investments are recorded in investment income in the Statement of Operations, Comprehensive Income (Loss) and Deficit.  The market value of these assets is based upon quoted market values and the recorded amounts at December 31, 2010 equal the fair value for these investments.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

6.           Marketable Securities

The Company holds a portfolio of marketable securities which have been designated as held for trading assets.  Changes in fair value, based on quoted market values and exchange rates, of the marketable securities are recorded in the Statement of Operations, Comprehensive Income (Loss) and Deficit.

	December 31, 2010			December 31, 2009
Held for Trading	# of Shares	Original Cost $	Fair Value $	# of Shares	Original Cost $	Fair Value $
Vatukoula Gold Mines plc	12,573,380	10,142	39,400	12,573,380	10,142	14,039
Zazu Metals Corporation	-	-	-	3,400,000	646	1,003
Rio Tinto plc	-	-	-	6,000	213	340
		10,142	39,400		11,001	15,382

Marketable securities transactions occurring during the years ended December 31, 2010 and 2009 are summarized as follows:

(a)	The Company acquired shares in Vatukoula Gold Mines plc (“VGM”), a UK company listed on AIM (part of the London Stock Exchange), which owns and operates the Vatukoula Gold Mine located in Fiji.

i.	On November 8, 2010, VGM completed a 50 for 1 share consolidation (prior year number of shares have been restated).

(b)	Zazu Metals Corporation (“Zazu”) is listed on the TSX and its principal asset is the Lik zinc-lead-silver deposit in northwest Alaska, 22 kilometres from Teck’s Red Dog Mine.

i.	On December 23, 2009, the Company acquired 3,400,000 shares of Zazu at a price of $0.19 per share for total consideration of $646,000.

ii.	On December 15, 2010, the Company sold 3,400,000 shares of Zazu at a price of $0.30 per share for total proceeds of $1,020,000 and realized a gain of $374,000.

(c)	Rio Tinto plc is a part of the international mining group called the Rio Tinto Group and is a London listed public company headquartered in the UK.

i.	On April 15, 2009, the Company sold 2,000 shares of Rio Tinto plc at a price of $280.25 per share for total proceeds of $560,000 and realized a gain of $277,000.

ii.	On April 30, 2010, Rio Tinto plc completed a 4 for 1 stock split (prior year number of shares have been restated).

iii.	On June 23, 2010, the Company sold 3,000 shares of Rio Tinto plc at a price of $50.87 per share for total proceeds of $153,000 and realized a gain of $43,000.

iv.	On July 2, 2010, the Company sold 3,000 shares of Rio Tinto plc at a price of $49.72 per share for total proceeds of $149,000 and realized a gain of $36,000.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

7.           American Eagle Option / Warrants

In April 2009, the Company entered into an Option Agreement on the Tuvatu Gold Project (“Tuvatu”) in Fiji.  Tuvatu is owned by American Eagle Resources Inc. (“American Eagle”).  Under the Option Agreement, the Company had the option, until October 30, 2009, to carry out further evaluation and exploration of Tuvatu.  The Company made an option payment of $1,811,000 to the majority shareholder of American Eagle, which obligated the majority shareholder of American Eagle, upon exercise of the option by the Company, to support an amalgamation of American Eagle with a wholly-owned subsidiary of Canadian Zinc under which 16,250,000 shares of Canadian Zinc were to be issued to the shareholders of American Eagle in exchange for the issued shares of American Eagle.  During the option period, Canadian Zinc agreed to maintain the Tuvatu property in good standing, incurring expenditures of $585,000.

In September 2009, the Company agreed to early cancellation of the Option Agreement and received non-transferable warrants to purchase up to 1,250,000 common shares of American Eagle.  Each warrant is exercisable into one common share of American Eagle at the lesser of $2 or 25% above the price per share of the initial public offering of American Eagle.  The warrants were exercisable until October 31, 2010.

At December 31, 2009, the Company evaluated the carrying value of the warrants and determined that it was appropriate to record a full write down in value of $1,811,000 which has been recorded in the Statement of Operations.

8.           Other Long-term Assets

Other long-term assets of $525,000 (2009 - $525,000) consist of reclamation security deposits that the Company has lodged with government agencies as security in support of certain reclamation obligations.

9.           Restricted Cash

The Company has $214,000 (2009 - $214,000) of cash equivalents on hand, which are restricted as security for a letter of guarantee issued by a financial institution, to secure performance by the Company of certain obligations pursuant to an authorization to carry out road repairs adjacent to the Prairie Creek Mine Property granted by the Department of Fisheries and Oceans Canada (“DFO”) (see Notes 10 and 21).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

10.           Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property (“Prairie Creek”).

	December 31, 2010	December 31, 2009
Acquisition costs:
- Prairie Creek mining lands	$3,158	$3,158
- Prairie Creek plant and mill	500	500
	3,658	3,658
Asset retirement obligation	1,395	1,395
	$5,053	$5,053

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property located in the Northwest Territories, Canada.  The Company holds various licences and permits required in order to maintain and perform current activities at the Prairie Creek Mine site.  A summary of permits and licences granted to the Company subsequent to December 31, 2007 is noted below.

On March 20, 2008, the Mackenzie Valley Land and Water Board issued a Type B Water Licence (MV2007L8-0026) to permit remediation of a portion of the winter road.  The Water Licence is valid for five years to March 20, 2013.

In June 2008, the Company entered into a letter of guarantee in the amount of $214,000 in favour of DFO to secure performance by the Company of certain obligations pursuant to an authorization from DFO dated July 15, 2008, to perform certain road repairs in proximity to the Prairie Creek Mine site.

In September 2008, the Water Board granted a two year extension to the Company’s Land Use Permit (MV2001C0023) to September 9, 2010 and a five year renewal of the Company’s Water Licence (MV2001L2-0003) to September 9, 2013. (see Note 22 (c))

The asset retirement obligation balance (which relates entirely to Prairie Creek) included within resource interests represents the “asset” portion of amounts initially recorded to correspond with the asset retirement obligation liability (see Note 13).  This asset amount will be amortized over the useful life of the asset to which it relates.  To date, no amortization has been recorded on the asset retirement obligation asset.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

11.           Mineral Exploration and Development Costs

The Company’s mineral exploration and development costs incurred on the Prairie Creek property in 2010, 2009, and 2008 are detailed below:

	2010	2009	2008
Assaying and metallurgical studies	$23	$46	$154
Camp operation and project development	669	763	2,464
Drilling and underground exploration	2,001	-	170
Insurance, lease rental	56	65	80
Permitting and environmental	1,163	1,052	862
Transportation and travel	57	82	390
	3,969	2,008	4,120

Drilling and underground development cost recovery	-	-	(942)

Depreciation – mining plant and equipment	131	176	168
Asset retirement accretion	81	76	80
	212	252	248

Total mineral exploration and development costs for the year	4,181	2,260	3,426
Mineral exploration and development costs, beginning of year	38,253	35,993	32,567
Mineral exploration and development costs, end of year	$42,434	$38,253	$35,993

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

12.           Plant and Equipment

	December 31, 2010			December 31, 2009
	Cost $	Accumulated Amortization $	Net Book Value $	Cost $	Accumulated Amortization $	Net Book Value $
Mining equipment	1,515	808	707	1,084	680	404
Pilot plant	108	99	9	108	95	13
Furniture, fixtures & equipment	151	113	38	138	102	36
Leasehold improvements	60	42	18	60	30	30
	1,834	1,062	772	1,390	907	483

13.           Asset Retirement Obligation

Although the ultimate amount of the asset retirement obligation is uncertain, the fair value estimate of these obligations, including the Company’s obligations to undertake site reclamation and remediation in connection with its Prairie Creek Mine Site infrastructure and development and applicable regulations, is based on information currently available.

The total undiscounted amount of the estimated cash flows required to settle the Company’s reclamation and remediation obligations, as at December 31, 2010, is estimated to be $2,350,000 (2009 - $2,383,000).  While it is anticipated that some expenditures will be incurred during the life of the operation to which they relate (should mining activity commence), a significant component of this expenditure will only be incurred at the end of the mine life.

The fair value of the estimated cash flows has been estimated at $1,300,000 as at December 31, 2010 (2009 - $1,238,000).  In determining the fair value of the asset retirement obligation, the Company has assumed a long-term inflation rate of 2% (2009 – 2%), a credit-adjusted risk-free discount rate of 6.5% (2009 – 6.5%) and a weighted average useful life of production facilities and equipment of at least twelve years.  Elements of uncertainty in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

A summary of the Company’s provision for asset retirement obligation and reclamation is presented below:

	2010	2009
Balance – beginning of year	$1,238	$1,162
Reclamation activity	(19)	-
Accretion	81	76
Change in estimates	-	-
Balance – end of year	$1,300	$1,238

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

14.	Share Capital

Authorized: Unlimited common shares with no par value (2009 – unlimited).

Issued and outstanding: 130,448,492 common shares (2009 – 118,900,563).

(a)	During the year ended December 31, 2010:

i.
Effective June 1, 2010, the Company renewed its normal course issuer bid (the “Bid”) pursuant to which the Company may purchase up to a maximum of 5,000,000 common shares in the capital of the Company. The Bid may be carried out from June 1, 2010 for a period of up to one year. Pursuant to TSX policies, daily purchases made by the Company under the Bid may not exceed 33,038 common shares, subject to certain prescribed exceptions. All common shares purchased pursuant to the Bid will be cancelled and returned to treasury. During the year ended December 31, 2010, the Company did not purchase any common shares pursuant to the Bid.

ii.
On June 30, 2010, the Company issued by way of private placement 6,250,000 flow-through shares on a brokered basis at $0.40 per share, for aggregate gross proceeds of $2,500,000. The agent to the private placement was paid a commission of 7% of the gross proceeds from the offering and received broker’s warrants to acquire 625,000 non-flow-through shares at anytime until June 30, 2012 at a price of $0.40 per share. Net proceeds from the issuance were $2,130,000 after issuance costs comprised of the agent’s commission of $175,000, the fair value of the broker’s warrants granted of $114,000 and other issuance costs of $81,000.

iii.
On December 23, 2010, the Company issued by way of private placement 3,371,429 flow-through shares on a brokered basis and 200,000 flow-through shares on a non-brokered basis at $0.70 per share, for aggregate gross proceeds of $2,500,000. The agent to the private placement was paid a commission of 7% of the gross proceeds from the offering and received broker’s warrants to acquire 337,143 non-flow-through shares at anytime until December 23, 2012 at a price of $0.70 per share. Net proceeds from the issuance were $2,173,000 after issuance costs comprised of the agent’s commission of $165,000, the fair value of the broker’s warrants granted of $81,000 and other issuance costs of $81,000.

(b)	During the year ended December 31, 2009:

i.
 68,500 common shares were purchased for cancellation pursuant to the Company’s Normal Course Issuer Bid for a total expenditure of $12,000 or approximately $0.18 per share.  The difference of $26,000 between the cost of the shares re-acquired and the average stated value of the shares based upon the Company’s share capital account was allocated to the contributed surplus account.

(c)	During the year ended December 31, 2008:

i.	471,101 warrants were exercised at a price of $0.72 per common share for proceeds of $340,000.

ii.
1,716,000 common shares were purchased for cancellation pursuant to the Company’s Normal Course Issuer Bid for a total expenditure of $378,000 or $0.22 per share.  The difference of $578,000 between the cost of the shares re-acquired and the average stated value of the shares based upon the Company’s share capital account was allocated to the contributed surplus account.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

15.           Stock Options and Warrants

(a)           Stock Options

At December 31, 2010 there were 7,500,000 incentive stock options outstanding all of which were granted under the 2004 Rolling Stock Option Plan (the “2004 Plan”). At the Annual General Meeting held on June 16, 2010, shareholders approved the adoption of a new incentive stock option plan (the “2010 Plan“). The 2010 Plan is a fixed share stock option plan pursuant to which options on up to 6,000,000 common shares may be issued to directors, officers, employees and service providers of the Company.  No new stock options will be granted under the 2004 Plan, which is a 10% rolling stock option plan, but the 7,500,000 stock options currently outstanding under the 2004 Plan will remain outstanding and subject to that plan.  Stock options will only be granted under the 2010 Stock Option Plan to the extent that the aggregate number of options outstanding under the 2010 Plan and the 2004 Plan does not exceed 6,000,000.  As the Company currently has 7,500,000 options outstanding, the Company will not grant options under the 2010 Plan until such time as this number of options outstanding falls below 6,000,000. (see Note 22 (b))

Under the 2010 Plan, each option granted shall be for a term not exceeding five years from the date of grant and the vesting period is determined at the discretion of the Board.  The option exercise price is set at the date of grant and cannot be less than the closing market price of the Company’s common shares on the Toronto Stock Exchange on the day of grant.

Each stock option is exercisable for one ordinary share of the Company.  No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry.

A summary of the Company’s options at December 31, 2010, 2009 and 2008 and the changes for the years then ended is presented below:

2010			2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	6,650,000	$0.50	4,205,000	$0.73	4,865,000	$0.73
Granted	4,930,000	0.45	2,905,000	0.23	-	-
Exercised	(1,196,250)	0.23	-	-	-	-
Expired	(2,840,000)	0.65	(430,000)	0.90	(660,000)	0.72
Forfeited	(43,750)	0.45	(30,000)	0.23	-	-
Outstanding, end of year	7,500,000	$0.46	6,650,000	$0.50	4,205,000	$0.73

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

15.           Stock Options and Warrants (continued)

(a)           Stock Options (continued)

As at December 31, 2010, the Company has outstanding and exercisable stock options, with a weighted average remaining contractual life of 3.69 years, to purchase an aggregate 7,500,000 common shares, of which 5,685,000 were exercisable as at that date, as follows:

Options Outstanding			Options Exercisable
Number	Weighted Average Exercise Price	Expiry Date	Number	Weighted Average Exercise Price
70,000	0.89	June 27, 2011	70,000	0.89
800,000	0.90	December 13, 2011	800,000	0.90
75,000	0.94	October 15, 2012	75,000	0.94
1,675,000	0.23	March 27, 2014	1,675,000	0.23
4,880,000	0.45	May 12, 2015	3,065,000	0.45
7,500,000	$0.46		5,685,000	0.46

During the year ended December 31, 2010, 2,840,000 stock options with a weighted average exercise price of $0.65 per share expired, 43,750 stock options with a weighted average exercise price of $0.45 were forfeited and 4,930,000 stock options, exercisable at $0.45 per share, were granted of which 2,460,000 options vested immediately and 2,470,000 options will vest as to one eighth quarterly over the following two years from grant date of May 12, 2010.

For the year ended December 31, 2010, using the fair value method for stock-based compensation, the Company recorded charges of $1,015,000, for stock options granted to directors, officers, employees and service providers.

2,905,000 stock options were granted during the year ended December 31, 2009, with a weighted average grant date fair value of $0.10 per stock option.  For the year ended December 31, 2009, using the fair value method for stock-based compensation, the Company recorded a charge of $288,000 for vested stock options granted to directors, officers, employees and service providers.

No stock options were granted during the year ended December 31, 2008.  For the year ended December 31, 2008, using the fair value method for stock-based compensation, the Company recorded a charge of $205,000 upon the vesting of stock options granted to directors, officers, employees and contractors in the year ended December 31, 2007.

The stock-based compensation charges in 2010, 2009 and 2008 were determined using the Black-Scholes option pricing model, based on the following terms and assumptions:

Year of Grant	2010	2009	2008
Dividend Yield	0%	0%	n/a
Risk free interest rate	1.54% to 2.38%	1.90%	n/a
Expected life	2.5 to 3.5 years	4 years	n/a
Expected volatility	79.5% to 87.0%	83%	n/a
Weighted average grant date fair value	0.21	0.10	n/a

The cumulative expense recognized for the options granted is charged on a graded method over the vesting period and reflects (i) the extent to which the vesting period has expired and (ii) the Company’s best estimate of the number of equity instruments that will ultimately vest.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

15.           Stock Options and Warrants (continued)

(b)           Warrants

A summary of the Company’s warrants issued and outstanding as at December 31, 2010, 2009 and 2008 and the changes for the years then ended is presented below:

2010			2009		2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	-	$-	5,882,500	$1.20	17,569,243	$1.02
Issued	962,143	0.51	-	-	-	-
Exercised	(530,250)	0.40	-	-	(471,101)	0.72
Expired	-	-	(5,882,500)	1.20	(11,215,642)	1.04
Outstanding,end of year	431,893	$0.63	-	$-	5,882,500	$1.20

On June 30, 2010, the Company issued 625,000 warrants exercisable at a price of $0.40 per share for a period of two years.  The warrants were issued in connection with the private placement (Note 14) and had a fair value at the date of issue of $114,000.  The fair value of the warrants is recorded as a share issuance cost.  The Company determined the fair value of the warrants based upon a Black-Scholes model using the following assumptions: expected life of 23 months, expected volatility 89.12%, risk free interest rate 1.50% and no expected dividends.

On December 23, 2010, the Company issued 337,143 warrants exercisable at a price of $0.70 per share for a period of two years.  The warrants were issued in connection with the private placement (Note 14) and had a fair value at the date of issue of $81,000.  The fair value of the warrants is recorded as a share issuance cost.  The Company determined the fair value of the warrants based upon a Black-Scholes model using the following assumptions: expected life of 23 months, expected volatility 74.35%, risk free interest rate 1.69% and no expected dividends.

The Company did not issue warrants during the years ended December 31, 2009 and 2008.

As at December 31, 2010, the Company has outstanding exercisable warrants, with a weighted average remaining contractual life of 1.88 years, to purchase an aggregate 431,893 common shares, as follows:

Warrants Outstanding and Exercisable
Number	Exercise Price	Expiry Date
94,750	0.40	June 30, 2012
337,143	0.70	December 23, 2012
431,893	$0.63

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

15.           Stock Options and Warrants (continued)

 (c)           Contributed Surplus

A summary of the contributed surplus account is presented below:

	Options $	Warrants $	Unexercised Options and Warrants $	Normal Course Issuer Bid $	Total $
Balance, December 31, 2006	2,004	4,361	114	-	6,479
Stock options issued	267	-	-	-	267
Stock options exercised	(91)	-	-	-	(91)
Stock options cancelled	(38)	-	38	-	-
Warrants issued	-	1,366	-	-	1,366
Warrants exercised	-	(177)	-	-	(177)
Balance, December 31, 2007	2,142	5,550	152	-	7,844
Stock-based compensation	205	-	-	-	205
Stock options cancelled	(311)	-	311	-	-
Warrants expired	-	(1,262)	1,262	-	-
Broker warrants exercised	-	(273)	-	-	(273)
Shares cancelled under normal course issuer bid	-	-	-	578	578
Balance, December 31, 2008	2,036	4,015	1,725	578	8,354
Stock-based compensation	288	-	-	-	288
Stock options forfeited	(286)	-	286	-	-
Warrants expired	-	(4,015)	4,015	-	-
Shares cancelled under normal course issuer bid	-	-	-	26	26
Balance, December 31, 2009	2,038	-	6,026	604	8,668
Stock-based compensation	1,015	-	-	-	1,015
Stock options exercised	(120)	-	-	-	(120)
Stock options expired	(1,144)	-	1,144	-	-
Stock options forfeited	(12)	-	12	-	-
Broker warrants issued	-	195	-	-	195
Broker warrants exercised	-	(97)	-	-	(97)
Balance, December 31, 2010	1,891	98	7,068	604	9,661

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

16.           Capital Management

The Company manages its cash and cash equivalents, short-term investments, marketable securities, common shares, stock options and share purchase warrants as capital.  As the Company is in the exploration and development stage, its principal source of funds for its operations is from the issuance of common shares.  The issuance of common shares requires approval of the Board of Directors.  It is the Company’s objective to safeguard its ability to continue as a going concern, so that it can continue to explore and develop its Prairie Creek project for the benefit of its stakeholders.  The Company uses stock options primarily to retain and provide future incentives to key employees and members of the management team.  The granting of stock options is primarily determined by the Compensation Committee of the Board of Directors.

In 2008, the Company reviewed its current investment portfolio and strategy.  During this review, it was noted that the rates of return for Bankers’ Acceptances and Guaranteed Investment Certificates had declined significantly during the latter half of 2008.  The Company determined that it was appropriate to allocate a portion of its investments to equities in order to seek a better return on its capital resources.

In 2009, the Company acquired shares in Vatukoula Gold Mines plc and Zazu Metals Corporation as part of its strategic investments to increase shareholder value (see Note 6).

In 2010, the Company continued to hold shares in Vatukoula Gold Mines plc.  All other investments in equities had been liquidated as at December 31, 2010.

17.           Related Party Transactions

The Company incurred rent expense with a corporation with a common director of the Company in the amount of $24,000 (2009 - $24,000; 2008 - $19,000).  These transactions were within the normal course of business and have been recorded at amounts agreed to by the transacting parties. At December 31, 2010, $2,000 relating to amounts owing to related parties was included in accounts payable and accrued liabilities (2009 - $nil; 2008 - $10,000).

18.           Income Taxes

The Company’s future income tax income for the year ended December 31, 2010, is $nil (2009 - $nil; 2008 - $nil).  A reconciliation of the statutory tax rate to the effective rate for the Company is as follows:

	2010	2009	2008
Statutory tax rate	29.10%	30.70%	31.00%
Income taxes/(recovery) computed at statutory rates	$5,357	$(187)	$(1,311)
Permanent differences	301	(256)	64
Expired losses	301	183	192
Other	(130)	(7)	118
Investment income subject to capital gains tax rate	(3,620)	-	-
Income tax rate changes	(194)	(75)	403
Change in valuation allowance	(2,015)	342	534
	$-	$-	$-

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

18.           Income Taxes (continued)

The approximate tax effect of each type of temporary difference that gives rise to the Company’s future income tax assets and liabilities are as follows:

	2010	2009	2008
Future income tax assets
Non-capital loss carry forwards	$3,815	$3,392	$2,964
Plant and equipment	321	281	139
Resource interests	4,607	3,681	3,234
Other	456	450	584
	9,199	7,804	6,921
Valuation allowance	(5,248)	(7,263)	(6,921)
Net future income tax assets	3,951	541	-
Future income tax liability on marketable securities	(3,951)	(541)	-
Future income tax asset (liability) net	$-	$-	$-

At December 31, 2010, the Company has approximately $14,506,000 (2009 - $12,897,000) of non-capital losses for tax purposes available to be carried forward at various dates until 2030 and applied against future income for tax purposes and approximately $22,569,000 (2009 - $19,050,000) of unused cumulative Canadian exploration and development expenses for tax purposes available to be carried forward indefinitely and applied against future income for tax purposes.  The non-capital losses expire as follows:

Year
2014	$926
2015	936
2026	1,046
2027	2,755
2028	3,746
2029	2,455
2030	2,642
$14,506

Future income tax benefits which may arise as a result of these losses have been recognized in these financial statements to the extent necessary to reduce future income tax liabilities arising on unrealized capital gains on marketable securities.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.           Financial Instruments

(a)	Categories of financial assets and financial liabilities

Under Canadian GAAP financial instruments are classified into one of the following five categories: held for trading, held-to-maturity investments, loans and receivables, available-for-sale financial assets and other financial liabilities.  The carrying values of the Company’s financial instruments, which are the same as their fair values, are classified into the following categories:

	Category	December 31, 2010	December 31, 2009
Cash and cash equivalents	Designated held for trading	$4,464	$5,197
Short-term investments	Designated held for trading	2,900	2,246
Marketable securities	Designated held for trading	39,400	15,382
Other receivables and prepaid expenses	Loans and receivables	135	52
Restricted cash	Designated held for trading	214	214
Accounts payable and accrued liabilities	Other liabilities	$(242)	$(401)

The recorded amounts for cash and cash equivalents, other receivables, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.  The Company has designated its cash and cash equivalents, short-term investments, marketable securities and restricted cash as held for trading assets.

During the year ended December 31, 2010, the Company recorded a gain on its marketable securities (designated as held for trading) of $25,341,000 (2009 – loss of $6,102,000).

Investment income consists of interest earned on cash, cash equivalents and short-term investments of $45,000 (2009 - $214,000) and dividend income from marketable securities of $3,000 (2009 - $28,000).

(b)	Fair Value Measurements

The following table summarizes the classification of the Company’s financial instruments within the fair value hierarchy as at December 31, 2010 and 2009:

December 31, 2010	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$4.464	$-	$-	$4.464
Short-term investments	2,900	-	-	2,900
Marketable securities	39,400	-	-	39,400
Restricted cash	$214	$-	$-	$214

December 31, 2009	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$5,197	$-	$-	$5,197
Short-term investments	2,246	-	-	2,240
Marketable securities	15,382	-	-	15,382
Restricted cash	$214	$-	$-	$214

(c)	Market risk

The Company holds certain marketable securities that will fluctuate in value as a result of trading on global financial markets.  Furthermore, as the Company’s marketable securities are also in mining companies, market values will fluctuate as commodity prices change.  Based upon the Company’s portfolio at December 31, 2010, a 10% increase or decrease in the market price of the securities held, ignoring any foreign currency risk which is described below, would have resulted in an increase (or decrease) to net loss of approximately $3,940,000 (2009 - $1,538,000).

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

19.           Financial Instruments (continued)

(d)	Interest rate risk

Included in the loss for the year ended December 31, 2010 is investment income on the Company’s cash and cash equivalents and short-term investments.  If interest rates had been 100 basis points (1%) lower (higher) then net loss would have been approximately $43,000 (2009 - $148,000) higher (lower).  The Company does not have any debt obligations which expose it to interest rate risk.

(e)	Foreign currency risk

The Company holds certain marketable securities and cash from sale of marketable securities that are denominated in U.S. dollars and which, as held for trading assets, impact the Company’s net loss as a result of being marked to market at each reporting period. The Company estimates that, based upon the cash and marketable securities held at December 31, 2010, and assuming no changes in number of shares or stock price, for every $0.01 fluctuation in exchange rate between the Canadian and U.S. dollar, the Company’s net income would be $8,000 (2009 - $8,000) higher (or lower).  The Company also holds marketable securities denominated in U.K. pounds sterling.  Based upon the marketable securities held at December 31, 2010, and assuming no changes in number of shares or stock price, for every $0.01 fluctuation in exchange rate between the Canadian  dollar and U.K. pound sterling, the Company’s net income would be $254,000 (2009 - $83,000) higher (or lower).

(f)	Credit risk

The Company considers that the following financial assets are exposed to credit risk: cash and cash equivalents, short-term investments, marketable securities and restricted cash.  The total value of these items at December 31, 2010 is $46,978,000 (2009 - $23,039,000).  Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.  The Company does not currently generate any revenues from sales to customers nor does it hold derivative type instruments that would require a counterparty to fulfil a contractual obligation resulting in a credit risk.  The Company has never held any asset-backed paper instruments.  The Company seeks to place its cash and cash equivalents, short-term investments and restricted cash with reputable financial institutions.  Accordingly, the Company believes that it is exposed to minimal credit risks at the current time, although the concerns surrounding financial institutions globally have increased the risk of a credit default by a major bank impacting the Company.  At December 31, 2010, the Company’s cash and cash equivalents, short-term investments and restricted cash were invested in five financial institutions.

(g)	Liquidity risk

Liquidity risk encompasses the risk that the Company cannot meet its financial obligations as they fall due.  As at December 31, 2010, the Company had positive working capital of $46,657,000 (2009 - $22,476,000).  Accordingly, the Company is able to meet its current obligations and has minimal liquidity risk.  However, the Company will require significant additional funding in the future in order to complete the development of the Prairie Creek Mine site and bring the mine into production.  Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

20.           Reconciliation of Canadian and United States Generally Accepted Accounting Principles

In June 2009, the United States Financial Accounting Standards Board (“FASB”) issued accounting standards related to its accounting standards codification of the hierarchy of generally accepted accounting principles.  The standard is the sole source of authoritative generally accepted accounting principles of the United States (“U.S. GAAP”) to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification superseded non-SEC accounting and reporting standards.  All accounting literature that is not in the Codification, not issued by the SEC and not otherwise grandfathered is non-authoritative.

For the purposes of U.S. GAAP the Company is considered to be an Exploration Stage Enterprise.  These financial statements have been prepared in accordance with Canadian GAAP which differs in certain material respects from U.S. GAAP.  The material differences between Canadian and U.S. GAAP, in respect of these financial statements, are summarized as follows:

Balance Sheets

	2010	2009

Cash and cash equivalents (Canadian GAAP)	4,464	5,197
Unexpended flow-through funds (b)	(2,500)	-
Cash and cash equivalents (U.S. GAAP)	1,964	5,197

Restricted cash (Canadian GAAP)	214	214
Unexpended flow-through funds (b)	2,500	-
Restricted cash (U.S. GAAP)	2,714	214

Total liabilities (Canadian GAAP)	1,542	1,639
Premium on flow-through shares (b)	239	-
Total Liabilities (U.S. GAAP)	1,781	1,639

Share capital (Canadian GAAP)	$70,591	$65,583
Future income tax recovery on renouncement of flow-through shares (b)	4,250	4,250
Flow-through share premium paid in excess of market value (b)	(1,770)	(1,531)
Share capital (U.S. GAAP)	$73,071	$68,302

Deficit (Canadian GAAP)	$(28,331)	$(46,738)
Future income tax recovery on renouncement of flow-through shares (b)	(4,250)	(4,250)
Flow through share premium paid in excess of market value (b)	1,531	1,531
Deficit (U.S. GAAP)	$(31,050)	$(49,457)

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

20.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

Statements of Operations

	2010	2009	2008

Net income (loss) and comprehensive income (loss) (Canadian and U.S. GAAP)	$18,407	$(611)	$(4,228)

Income (loss) per share - basic and diluted (Canadian and U.S. GAAP)	$0.15	$(0.005)	$(0.04)

Weighted average number of common shares outstanding - basic (Canadian and U.S. GAAP)	122,561,368	118,915,812	120,440,062
- diluted (Canadian and U.S. GAAP)	124,724,308	118,915,812	120,440,062

Statements of Cash Flows

	2010	2009	2008

Cash used in operating activities (Canadian and U.S. GAAP)	$(5,939)	(4,340)	(4,750)
Cash provided by (used in) financing activities (Canadian and U.S. GAAP)	5,024	(12)	(38)
Cash provided by investing activities (Canadian GAAP)	226	388	7,094
Restricted cash (b)	(2,500)	-	-
Cash provided by (used in) investing activities (U.S. GAAP)	(2,274)	388	7,094

Impact of exchange rate changes on cash and cash equivalents (Canadian and U.S. GAAP)	(44)	(64)	-

(Decrease) increase in cash and cash equivalents (Canadian GAAP)	(733)	(4,028)	2,306

(Decrease) increase in cash and cash equivalents (U.S. GAAP)	(3,233)	(4,028)	2,306

Cash and cash equivalents, beginning of year (Canadian and U.S. GAAP)	5,197	9,225	6,919
Cash and cash equivalents, end of year (Canadian GAAP)	4,464	5,197	9,225

Cash and cash equivalents, end of year (U.S. GAAP)	1,964	5,197	9,225

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

20.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(a)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years.  Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes.  This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company for the years presented.

(b)           Flow-through Shares

During the year, the Company issued 9,821,429 flow-through shares for cash totalling $5 million with quoted market price of approximately $4.723 million.  For U.S. GAAP reporting purposes, the Company recorded a liability for premium on flow-through shares amounting to approximately $277,000.  In connection with the issuance of flow-through shares, the Company incurred costs amounting to approximately $697,000.  Under U.S. GAAP, these share issue costs are allocated in proportion to the values assigned to the liability and equity components arising from the issuance of flow-through shares.  Total share issue costs allocated against the liability amounted to approximately $38,000.

Under Canadian GAAP, no liabilities are recorded on flow-through shares until expenditures have been renounced.  Under U.S. GAAP, a liability on flow-through shares is required at the time such shares are issued for the excess of the shares over quoted market value.  This liability is reversed and a deferred tax liability is recognized for U.S. GAAP when the expenditures are renounced.  No flow-through shares were renounced in 2010.

Under U.S. GAAP, unexpended flow-through funds as at the balance sheet date are separately classified as restricted cash.  At December 31, 2010, there were $2.5 million in unexpended flow-through funds (2009 - $nil).

(c)           Newly Adopted Accounting Pronouncements

Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (“ASC 105”).  ASC 105 makes the FASB Accounting Standards Codification the single source of authoritative U.S. accounting and reporting standards, but it does not change accounting principles generally accepted in the United States of America.  ASC 105 was effective for interim and annual periods ending after September 15, 2009. Adoption of ASC 105 did not have a material impact on the Company’s financial condition, results of operations or cash flows.

Fair Value Accounting

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”), which is now included in ASC 820, “Fair Value Measurements and Disclosures.”  FAS 157 defined fair value, established a framework for measuring fair value in generally accepted accounting principles, and expanded disclosures about fair value measurements.  The provisions of FAS 157 were adopted January 1, 2008.

In February 2008, the FASB staff issued Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”).  FSP FAS 157-2 delayed the effective date of FAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The provisions of FSP FAS 157-2 were adopted by the Company on January 1, 2009 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FASB Staff  Position 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" (“FSP 157-4”).  FSP 157-4 provides additional guidance for estimating fair value in accordance with FAS 157 when the volume and level of activity for the asset or liability have significantly decreased.  FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly.  FSP 157-4 is effective for interim and annual reporting periods ending after

CANADIAN ZINC CORPORATION
(a development stage company)
Notes to the Financial Statements
December 31, 2010
(Tabular amounts are in thousands of Canadian dollars, except for shares, price per share and per share amounts)

20.	Reconciliation of Canadian and United States Generally Accepted Accounting Principles (continued)

(c)           Newly Adopted Accounting Pronouncements (continued)

Fair Value Accounting (continued)

June 15, 2009. The adoption of FSP 157-4 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Subsequent Events

In May 2009, the FASB issued ASC Topic 855, “Subsequent Events” (“ASC 855”).  ASC 855 establishes principles and requirements for events that occur after the balance sheet date, but before the issuance of the financial statements.  ASC 855 requires disclosure of the date through which subsequent events have been evaluated and disclosure of certain non-recognized subsequent events.  ASC 855 is effective for interim and annual periods ending after June 15, 2009.  Adoption of ASC 855 did not have a material impact on the Company’s financial position, results of operations or cash flows.

21.           Commitments

(a)	The Company has entered into certain operating lease agreements for office space and equipment. These agreements require the Company to make the following lease payments:

Year ending December 31,	Office Leases
2011	$169
2012	87
2013	5
2014	Nil
$261

(b)
The Company has a letter of guarantee outstanding in the amount of $214,000 as security for the Company fulfilling certain obligations pursuant to an Authorization granted by DFO relating to road repairs in proximity to the Prairie Creek Mine Site (see Notes 9 and 10).

22.           Subsequent events

Subsequent to December 31, 2010:

(a)
On January 21, 2011, the Company signed an Impact Benefit Agreement with the Nahanni Butte Dene Band with respect to the development and operation of the Company’s Prairie Creek Mine in the Northwest Territories of Canada.

(b)	On January 27, 2011, the Company issued 300,000 stock options, vesting over two years, exercisable at $0.71 per share for five years in conjunction with an Employment Agreement.

(c)
On January 31, 2011 the Mackenzie Valley Land and Water Board granted a two year extension, to May 10, 2013, to Canadian Zinc’s Land Use Permit for mineral exploration on the Prairie Creek Property in the Northwest Territories.

(d)	On February 28, 2011, the Company commissioned a Feasibility Study of the Prairie Creek Mine and engaged SNC-Lavalin Inc. to complete by the end of 2011.

(e)
20,000 stock options at an exercise price of $0.23 per common share, 157,500 stock options at an exercise price of $0.45 per common share and 63,250 warrants at an exercise price of $0.40 per common share were exercised.